Exhibit 99.1

BioDelivery Sciences Provides Business Review and Update

in Conjunction with Filing of its 2012 Annual Report

NDA filing for BEMA Buprenorphine/Naloxone (BUNAVAIL) on track for mid-2013

Phase 3 clinical trials for BEMA Buprenorphine in conjunction with Endo to complete in late 2013 or early 2014

RALEIGH, N.C., March 18, 2013 - BioDelivery Sciences International, Inc. (NASDAQ: BDSI) announced that it has filed its Annual Report on Form 10-K for the year ended December 31, 2012 with the U.S. Securities and Exchange Commission and, in connection therewith, is providing a review of BDSI’s 2012 achievements and an update on business operations and upcoming milestones for 2013.

In 2012, significant progress was made in the development of BDSI’s two buprenorphine-containing products with the initiation, in partnership with Endo Health Solutions (Endo), of two Phase 3 pivotal trials with BEMA Buprenorphine for the treatment of chronic pain. BDSI also completed key bioavailability and safety studies with BUNAVAIL (formerly BEMA Buprenorphine/Naloxone or BNX) for the treatment of opioid dependence.

These extensive development activities increased BDSI’s research and development expenditures from $20.8 million in 2011 to $35.4 million in 2012. Revenues recognized in 2012 were $54.5 million, including $35.8 million from Endo and $17.5 million previously deferred revenue associated with the BDSI commercialization agreement with Meda for BDSI’s FDA approved product ONSOLIS. At the end of 2012, BDSI had $9.2 million in deferred revenue associated with Endo, which will be recognized through 2013 and into early 2014 as clinical trials progress. BDSI reported net income of $1.7 million or $0.05 per share for the twelve months ending December 31, 2012. That compares to a net loss of $23.3 million, or $(0.82) per share in 2011.

At the end of 2012, BDSI had $63.2 million in cash compared to $10.8 million at December 31, 2011.

“Over the past year, we have made remarkable progress, executing a timely and very productive partnership with Endo worth up to $180 million for BEMA Buprenorphine and initiating two Phase 3 studies for chronic pain, as well as reporting positive data from our key bioequivalence and safety studies for BUNAVAIL for the treatment of opioid dependence,” said Dr. Mark A. Sirgo, President and Chief Executive Officer of BDSI.

“Additionally, we completed a $40 million registered financing which will assist in funding the clinical trial programs for both BEMA Buprenorphine and BUNAVAIL, while also providing a strong balance sheet as we continue BUNAVAIL licensing discussions in the U.S. and abroad and consider commercializing BUNAVAIL ourselves. We look forward to an exciting 2013 and working to achieve a number of key milestones, including the anticipated mid-year filing of our NDA for BUNAVAIL and moving the Phase 3 studies for BEMA Buprenorphine for chronic pain toward completion. We will also be determining whether to move forward with commercializing BUNAVAIL on our own or through a commercial partnership here in the U.S.,” concluded Dr. Sirgo.

Concurrently with the filing of its 2012 10-K, BDSI also took steps to complete its previously announced restatement of its 2012 quarter financial statements to properly account for the $30 million non-refundable upfront license fee received by BDSI in January 2012 under its license and development agreement with Endo. To this end, BDSI has filed three amended Form 10-Q reports for 2012 to reflect the deferral of recognition as revenue of approximately $14.4 million of such $30 million payment over the period during which BDSI is expected to perform clinical development services under its Endo agreement. Approximately $5.2 million of such deferred amount was actually recognized as revenue during 2012, leaving approximately $9.2 million of deferred revenue related to Endo on BDSI’s balance sheet as of December 31, 2012. As previously reported, this deferral of revenue had no impact (and will have no impact) on BDSI’s cash position or its ability to use these funds in connection with its business plans. Further details regarding this restatement can be found in such amended Form 10-Q reports and BDSI’s 2012 Form 10-K, all of which were filed with the SEC on March 18, 2013.

2012 Corporate Update

By way of review, the following are key events that occurred at BDSI over the past 15 months:

•

BEMA Buprenorphine - Chronic Pain. Early in 2012, BDSI signed a worldwide license and development agreement with Endo for the exclusive rights to develop and commercialize BEMA Buprenorphine for the treatment of chronic pain. The agreement, worth up to $180 million to BDSI if all milestones and thresholds are met, resulted in the payment of a $30 million license fee at signing and $15 million in April 2012 upon the granting of a patent extending the exclusivity of BEMA products containing buprenorphine from 2020 to 2027. The partnership also grants BDSI the potential to receive sales threshold payments as well as a tiered mid- to upper-teen royalty on net sales in the U.S. following FDA approval.

In August, BDSI and Endo initiated the Phase 3 clinical studies of BEMA Buprenorphine for the treatment of moderate to severe chronic pain. Two efficacy studies, one in opioid naïve and one in opioid experienced subjects, are currently enrolling patients.

•

BUNAVAIL - Opioid Dependence. BUNAVAIL, formerly referred to as BEMA Buprenorphine/Naloxone or BNX, is being developed for the treatment of opioid dependence and utilizes the patented BioErodible MucoAdhesive (BEMA) technology to deliver buprenorphine combined with the opioid antagonist naloxone. In September 2012, BDSI announced a positive outcome of the pivotal pharmacokinetic study and in January 2013 announced completion of the safety study, which demonstrated favorable tolerability in 249 opioid dependent subjects switched from Suboxone to BUNAVAIL.

•

ONSOLIS/BREAKYL. In October, BDSI announced the commercial launch of BREAKYL (fentanyl buccal film) in the European Union. Under the terms of its agreement with its commercial partner Meda, BDSI received a final milestone payment of $2.5 million and will also receive a royalty on net sales of BREAKYL in the E.U. The launch of BREAKYL also triggered the recognition of $17.5 million of previously deferred revenue.

•	$40 Million Registered Financing. In December, BDSI closed a registered direct financing (priced at market and with no warrant coverage) which yielded gross proceeds of $40 million to BDSI, of which 70% was received from current investors. Proceeds are expected to fund the clinical programs of both BEMA Buprenorphine and BUNAVAIL while providing a strong balance sheet for potential licensing discussions for BUNAVAIL for both the U.S. and abroad or as BDSI considers commercializing BUNAVAIL on its own.

Anticipated 2013 Milestones

BDSI is focusing its resources on achievement of the following key milestones:

•

Submission of BUNAVAIL NDA for opioid dependence. Based on demonstrating bioequivalence in the pivotal pharmacokinetic study and positive results in the safety study, BDSI anticipates it will submit a New Drug Application (NDA) to the FDA for BUNAVAIL in mid-2013.

•

Recruitment of two Phase 3 studies for BEMA Buprenorphine. BDSI and Endo expect to continue recruitment in the two Phase 3 efficacy studies for BEMA Buprenorphine for chronic pain, one in opioid experienced and one in opioid naïve patient groups. The trials are expected to complete in late 2013 or early 2014. Upon completion of study enrollment and database lock for each trial, and the acceptance of filing of the NDA with the FDA, BDSI is expected to receive milestone payments from Endo totaling $30 million.

•

BUNAVAIL commercialization opportunities. BDSI will continue to evaluate its strategic options for the commercialization of BUNAVAIL, which include partnership, internal approaches or a combination of these. BDSI expects to finalize its strategy in the second half of 2013.

•

Re-introduction of ONSOLIS in the U.S. In March 2013, BDSI and Meda submitted a proposal to FDA to reintroduce ONSOLIS into the U.S. marketplace following previously reported appearance issues with the product. If approved by FDA, the original ONSOLIS formulation may be on the market during the second-half of this year while stability data is collected on a newly formulated version of ONSOLIS. These data may be submitted to FDA before the end of the year, and if approved, could allow introduction of the new formulation sometime in 2014.

•

Exploration of potential new products and technologies. In addition to advancing its lead products in development, BDSI is also, as in the past, exploring the application of its BEMA drug delivery technology to additional pharmaceuticals. In addition, BDSI has been investigating potential new products and technologies to complement and diversify its existing portfolio.

About BioDelivery Sciences International

BioDelivery Sciences International (NASDAQ: BDSI) is a specialty pharmaceutical company that is leveraging its novel and proprietary patented drug delivery technologies to develop and commercialize, either on its own or in partnerships with third parties, new applications of proven therapeutics. BDSI is focusing on developing products to meet unmet patient needs in the areas of pain management and addiction. BDSI’s pain franchise currently consists of two products utilizing the patented BEMA technology. ONSOLIS (fentanyl buccal soluble film) is approved in the U.S., Canada, and the E.U. (where it is marketed as BREAKYL), for the management of breakthrough pain in opioid tolerant, adult patients with cancer. The commercial rights are licensed to Meda for all territories worldwide except for Taiwan (licensed to TTY Biopharm) and South Korea (licensed to Kunwha Pharmaceutical Co.). BDSI’s second pain product, BEMA Buprenorphine, is being developed for the treatment of moderate to severe chronic pain and is licensed on a worldwide basis to Endo Health Solutions. Additionally, BDSI is developing a high dose formulation of buprenorphine in combination with naloxone for the treatment of opioid dependence. The product, which has been known as BEMA Buprenorphine/Naloxone, or BNX, will be marketed under the brand name BUNAVAIL. Both BEMA Buprenorphine and BUNAVAIL are in Phase 3 clinical development. BDSI’s headquarters is located in Raleigh, North Carolina. For more information, visit www.bdsi.com.

Cautionary Note on Forward-Looking Statements

This press release and any statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission and those that relate to the Company’s ability to leverage the expertise of employees and partners to assist the Company in the execution of its strategy. Actual results (including, without limitation: (i) the timing for and results of the clinical trials and proposed NDA submissions for, and FDA review of, BEMA Buprenorphine and BUNAVAIL, (ii) the prospects for U.S. commercial re-launch of ONSOLIS and (iii) the results of the Company’s exploration and/or acquisition of new products or technologies) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

BDSI® and BEMA® are registered trademarks of BioDelivery Sciences International, Inc. The BioDelivery Sciences logo and BUNAVAIL™ are trademarks owned by BioDelivery Sciences International, Inc. ONSOLIS® is a registered trademark of Meda Pharmaceuticals, Inc. BREAKYL™ is a trademark owned by Meda Pharma GmbH & Co. KG. All other trademarks and tradenames are owned by their respective owners.

© 2013 BioDelivery Sciences International, Inc. All rights reserved.

Contacts:

Brian Korb Senior Vice President The Trout Group LLC (646) 378-2923 bkorb@troutgroup.com	Al Medwar Vice President, Marketing and Corporate Development BioDelivery Sciences International, Inc. 919-582-9050 amedwar@bdsi.com